Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM CLOSES PERMIAN BASIN ACQUISITION

MIDLAND, Texas, (BUSINESS WIRE), November 16, 2005 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that its subsidiary, Parallel, L. P., completed a portion of its recently announced acquisition of producing and undeveloped oil and gas properties from 6 of 10 total unaffiliated parties for a combined purchase price of approximately $20.8 million. The closings represent approximately 2.9 million BOE of the total 6.4 million BOE of proved reserves being acquired for a total purchase price of approximately $44.5 million. Several more separate closings are expected to occur by January 15, 2006. The effective date will be November 1, 2005.

Simultaneous with this closing, Parallel also entered into a $50.0 million second lien term loan agreement with BNP Paribas and Citibank Texas, N.A. This term facility was fully funded at the time the Company completed its purchase of the properties, matures on November 15, 2010, and bears interest at LIBOR plus a margin of 4.5%. The Company has the right to elect an interest rate of prime plus applicable margin. The Company used proceeds from this facility to reduce its senior revolving facility by approximately $25.7 million, and the remainder will be used at a later date in connection with the closings of the remaining oil and gas properties being acquired. This loan is junior in right of payment to loans under the Company’s existing revolving credit facility with Citibank Texas, N.A., BNP Paribas and Western National Bank. This term loan facility is also secured by a second lien on substantially all of the Company’s properties and assets.

Property information

As the Company announced in its October 17, 2005 press release, the acquired producing and undeveloped oil and gas properties are located in the Permian Basin of west Texas and have an estimated 6.4 million equivalent barrels (BOE) of proved reserves. Current gross production from 35 wells is approximately 650 BOE per day, which will be approximately 440 BOE per day, net to Parallel. Parallel will acquire, own and operate a 90.0% working interest and 67.5% net revenue interest in the properties.

The properties include approximately 6,100 gross acres in Andrews and Gaines County, Texas, an area of the Permian Basin that has seen primary San Andres development in recent years. Approximately 1,300 gross acres of the total leasehold have been developed through the prior operator’s drilling of the existing 35 wells. Parallel anticipates the 1,300 acres will be further developed through “Phase 1” infill drilling and waterflood implementation. Parallel expects the remaining 4,800 gross acres to be field extension and lower risk exploration acreage.

The leases are approximately one mile from the Company’s Carm-Ann assets and will be integrated into the Carm-Ann base of operations. Please refer to the Company’s press releases dated September 27, 2005, and November 7, 2005, for recent production growth information concerning the Carm-Ann properties.

Management Comments

Larry C. Oldham, Parallel’s President and CEO, commented, “As I stated in our October 17, 2005 press release, we are very pleased with this acquisition because the properties are located next to our Carm-Ann properties and have many of the same characteristics that have made our Carm-Ann development project successful. As with Carm-Ann, we anticipate that these new properties will be accretive to cash flow from operations and earnings per share.”

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Parallel Petroleum Closes Permian Basin Acquisition

November 16, 2005

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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